Exhibit 99.1

TRONOX BOARD ELECTS ILAN KAUFTHAL NON-EXECUTIVE CHAIRMAN

Timothy C. Carlson appointed to fill Board vacancy

STAMFORD, Conn., (June 27, 2017) - Tronox Limited (NYSE:TROX) announced that its Board of Directors has elected its current independent lead director Ilan Kaufthal to serve as non-executive chairman of the board.  The board also appointed Timothy C. Carlson, senior vice president and chief financial officer of the company, to fill the vacancy created by the untimely passing of former Chairman and Chief Executive Officer Thomas Casey on May 26, 2017.  Mr. Carlson is expected to step-down as a director upon the closing of the acquisition of Cristal’s TiO2 business when Cristal will be entitled to nominate two Class A directors.

As previously announced, the board has retained Korn Ferry to conduct the search for a permanent chief executive officer and will consider internal and external candidates. On June 27, 2017, the board formed a special ad-hoc succession committee to oversee the search process. Ilan Kaufthal will serve as chairman of the succession committee.

“We are grateful that Ilan has agreed to serve as non-executive chairman of the board and chairman of the succession committee during this period of transition for the company,” said Peter Johnston, CEO of Tronox.  “We will benefit immensely from Ilan’s significant M&A experience and leadership skills as we work to complete our pending acquisition of Cristal’s TiO2 business and the process of selling our Alkali business; we are, of course, also grateful to Ilan for leading our search for a permanent chief executive officer.  We also thank Tim for taking on the added responsibility of being a director as we seek to fill permanently the vacancy created by Tom’s passing.”

Mr. Kaufthal added: “As non-executive chairman, I intend to engage actively with Peter, Tim, the rest of the management team and the company’s advisors to ensure the successful completion of our pending transaction with Cristal and our Alkali sale process and oversee the planning for the post-closing integration of Cristal and Tronox’s TiO2 businesses.  At the same time, I expect to continue my work with my fellow directors to conduct our CEO search.  I am excited about the future of the company.”

Biographical Information

Ilan Kaufthal

Mr. Kaufthal has served as a director of the company since February 2011 and as lead independent director since September 2016.  He is chairman of East Wind Advisors, a specialized investment banking firm serving companies in the media, education and information industries. Mr. Kaufthal is currently a director of Quinpario Acquisition Corp 2, a blank check company formed for the purpose of entering into a business combination; and Cambrex Corporation, a supplier to the pharmaceutical industries. Earlier in his career, he was vice chairman of investment banking at Bear Stearns & Co., vice chairman and head of mergers and acquisitions at Schroder & Co., and senior vice president and chief financial officer of NL Industries. Mr. Kaufthal is a graduate of Columbia University and the New York University Graduate School of Business Administration.

Timothy C. Carlson

Mr. Carlson currently serves as senior vice president and chief financial officer of the company, and has done so since October 2016.  Prior to this position, he served as chief financial officer of Precision Valve Corporation since July 2015, where he led EBITDA improvement activities, improved internal controls, and standardized the company’s financial reporting and operating metrics.  From September 2007 to May 2014, Mr. Carlson served as the executive vice president, chief financial officer and treasurer of ATMI, Inc., a publicly traded global supplier of semiconductor materials and materials packaging and delivery systems used in the manufacturing of microelectronics devices.  Earlier in his career, Mr. Carlson held a series of global finance, strategic planning, and auditing roles at various divisions of Campbell Soup Company.  Mr. Carlson holds a Bachelor of Science degree in economics from the University of Pennsylvania, Wharton School of Business and is a licensed certified public accountant.

About Tronox
Tronox Limited is a global leader in the mining, production and marketing of inorganic minerals and chemicals. The company operates two vertically integrated businesses: Tronox Titanium Dioxide (TiO2) and Tronox Alkali. For more information, visit tronox.com

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